Exhibit 99.1

Contacts:	Dudley W. Mendenhall, CFO
(760) 494-1000
or
Integrated Corporate Relations, Inc.
Investor Relations:
Andrew Greenebaum
(310) 395-2215
Media Relations:
John Flanagan/James McCusker
(203) 682-8200

K2 Inc. Reports First Quarter 2007 Results

• First Quarter Adjusted Diluted EPS up 40% to $0.14 versus $0.10 in 2006

Carlsbad, California – April 25, 2007 - K2 Inc. (NYSE: KTO) today reported net sales for the first quarter ended March 31, 2007 of $372.7 million versus $348.1 million in the prior year, an increase of 7.1%. Adjusted net income for the first quarter of 2007 was $7.1 million, or $0.14 Adjusted diluted earnings per share, compared to Adjusted net income of $5.0 million, or $0.10 Adjusted diluted earnings per share in the first quarter of 2006. See the K2 Inc. Statements of Income below for a reconciliation of GAAP operating income, net income and earnings per share to Adjusted operating income, net income and earnings per share for the three months ended March 31, 2007 and March 31, 2006, respectively.

Wayne Merck, President and Chief Executive Officer, said, “We had an excellent quarter as reflected by solid sales and profit growth led by Team Sports and Marine and Outdoor, after adjusting Marine and Outdoor for $1.3 million in amortization related to recent acquisitions. We are also very pleased with Action Sports which generated consistent results in the first quarter of 2007 as compared to the same period in 2006 despite the soft conditions in the market for winter products. In the first quarter we closed the acquisition of Penn® fishing tackle, which is a legendary 75 year old brand in salt water fishing. Penn® is highly complementary to our Shakespeare® branded product, and we expect a strong financial contribution in the future after we have completed its integration.

As we look forward this year, we continue to be very optimistic about our ability to achieve our sales and earnings forecast for 2007. We are expecting continued gains from Team Sports and Marine and Outdoor, respectable profitability from Action Sports, despite the conditions in that market, and a significant improvement in Apparel and Footwear after the warehouse start-up expenses that we absorbed in 2006. K2 is built upon a portfolio of leading brands, and we are excited about our long-term prospects for growth in sales and profitability.”

Review of Comparable 2006 Sales and Profit Trends

K2’s net sales for the first quarter of 2007 were $372.7 million versus $348.1 million in the first quarter of 2006. The increase was mainly due to growth in sales within the Marine and Outdoor and Apparel and Footwear segments. K2’s gross profit as a percentage of net sales, on an Adjusted basis as set forth in the Statements of Income below, increased to 33.4% in the first quarter of 2007 compared to 32.3%, in the first quarter of 2006. The increase in gross profit as a percentage of sales was due to higher gross margins in the Action and Team Sports segments offset by lower gross margins in Apparel and Footwear. Gross margins in Marine and Outdoor were up slightly year over year.

Selling expenses as a percentage of net sales on an Adjusted basis increased to 18.6% in the first quarter of 2007 compared to 17.8% in the first quarter of 2006, due primarily to higher selling expenses as a percentage of sales in the Action and Team Sports segments. General and administrative expenses as a percentage of net sales on an Adjusted basis decreased from 10.5% in the first quarter of 2006 to 10.3% in the comparable 2007 quarter. K2’s operating profit, as a percentage of net sales on an Adjusted basis for the first quarter of 2007 increased to 4.5% compared to 4.0% in the comparable 2006 period, due to a higher gross profit as a percentage of sales.

First Quarter 2007 Segment Review

The results of K2’s China manufacturing operations are consolidated under the Marine and Outdoor segment. Historically, K2 has eliminated the intersegment sales from the China manufacturing operations, but has not allocated its operating profit from those intersegment sales to the other segments. In the fourth quarter of 2006, K2 implemented new financial reporting systems in its China manufacturing operations that now allow it to allocate profitability by segment. Historical numbers presented below have been restated to reflect the change in segment reporting.

Marine and Outdoor

Shakespeare® and Penn® fishing tackle, Stearns® and Sevylor® marine and outdoor products and monofilament products generated net sales of $142.2 million in the first quarter of 2007, an increase of 15.5% from the comparable quarter in 2006. The first quarter sales increase was due to increased sales of fishing kits and combos, Ugly Stik® rods, Sevylor® inflatables (acquired in December 2006) and Penn® fishing tackle (acquired in January 2007), offset by declines in personal flotation devices, immersion suits, Hodgman® waders and drywear. The decrease in operating income for the first quarter from $15.9 million in 2006 to $15.3 million in 2007 was due principally to $1.3 million in non-cash amortization expense associated with the acquisition of Sevylor® and Penn®, consisting of $0.8 million of inventory step-up and $0.5 million of acquired intangible amortization.

Team Sports

Rawlings, Worth, K2 Licensed Products and JT Sports (formerly known as Brass Eagle) had net sales of $134.4 million in the 2007 first quarter, up 1.4% from the 2006 period primarily due to increased sales of paintball products. Operating income was $15.4 million in the 2007 first quarter, an improvement from $12.9 million in the 2006 period, primarily due to higher gross profit as a percentage of net sales.

Action Sports

Net sales of winter products and in-line skates totaled $56.3 million in the first quarter of 2007, an increase of 0.3% from the 2006 first quarter, due primarily to increased sales of K2® in-line skates and skis, offset by decreased sales of Völkl® alpine skis and Marker® bindings. The operating loss for the first quarter of 2007 was $10.6 million, a decrease from the $10.7 million operating loss in the first quarter 2006. The decrease in operating loss for the first quarter was primarily due to higher gross profit as a percentage of net sales.

Apparel and Footwear

Apparel and Footwear had net sales of $39.8 million in the first quarter of 2007, an increase of 9.6% from the 2006 period due to increased sales of Marmot® winter outerwear and Ex Officio® spring apparel products, offset by declines in sales of skateboard shoes and apparel. The operating loss for the first quarter of 2007 was $1.3 million compared to an operating loss of $1.8 million in the first quarter of 2006 due to the increase in sales and lower selling, general and administrative expenses as a percentage of net sales offset by lower gross profit as a percentage of net sales.

The segment information presented below is for the three months ended March 31:

	(in millions)
	Net Sales to Unaffiliated Customers		Intersegment Sales		Operating Profit (Loss)
	2007	2006	2007	2006	2007	2006
Marine and Outdoor	$142.2	$123.1	$52.0	$40.5	$15.3	$15.9
Team Sports	134.4	132.5	—	—	15.4	12.9
Action Sports	56.3	56.1	5.4	0.9	(10.6)	(10.7)
Apparel and Footwear	39.8	36.4	0.9	1.5	(1.3)	(1.8)

Total segment data	$372.7	$348.1	$58.3	$42.9	18.8	16.3

Corporate expenses, net					(4.2)	(3.0)
Interest expense					(7.2)	(7.8)

Income before provision for income taxes					$7.4	$5.5

Balance Sheet

At March 31, 2007, cash and accounts receivable increased 14.4% to $375.6 million as compared to $328.2 million at March 31, 2006. Inventories at March 31, 2007 increased 12.9% to $405.0 million from $358.7 million at March 31, 2006. The growth in accounts receivable and inventory is primarily a result of the growth in sales of 7.1% for the three months ended March 31, 2007 compared to the three months ended March 31, 2006 and due to working capital associated with the Sevylor® and Penn® acquisitions.

The Company’s total debt decreased to $391.3 million at March 31, 2007 from $392.8 million at March 31, 2006. The decrease in debt as of March 31, 2007 is primarily the result of improved profitability and cash flow from operations and from the conversion of $25 million in subordinated convertible debt to equity on November 6, 2006 offset by cash paid for acquisitions in the fourth quarter of 2006 and first quarter of 2007. Total debt, net of cash decreased from $376.4 million at March 31, 2006 to $367.2 at March 31, 2007.

Outlook for 2007

For fiscal year 2007, K2 forecasts 2007 net sales in the range of $1.46 to $1.51 billion, GAAP diluted earnings per share in the range of $0.73 to $0.77 and Adjusted diluted earnings per share in the range of $0.90 to $0.94, in each case based on assumed fully diluted shares outstanding of 56.9 million. For the same period, K2 forecasts GAAP basic earnings per share in the range of $0.78 to $0.83 and Adjusted basic earnings per share in the range of $0.98 to $1.02, in each case based on assumed basic shares outstanding of 49.7 million. Table B provides a reconciliation of GAAP operating income to Adjusted operating income and GAAP net income to Adjusted net income for the forecast 2007 fiscal year. On a quarterly basis for 2007, K2 expects that seasonality in sales and earnings per share will be similar to the quarterly trends in 2006.

Quarterly Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 9:45 AM Eastern Daylight Time (USA), on Wednesday, April 25, 2007. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.K2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

Adjusted Presentation

K2 Inc. is providing historical results and forecast guidance on a financial basis in accordance with GAAP, and on an adjusted basis (“Adjusted”) that excludes the impact of certain non-cash charges including: amortization of purchased intangibles resulting from K2’s acquisition activities; amortization expense associated with the increase in fair market values of the inventories of acquired companies; amortization of capitalized debt costs incurred in connection with K2’s credit facilities; and non-cash stock-based compensation expense. See the K2 Inc. Statements of Income and Table B below for a further explanation of the “Adjusted” presentation.

K2’s management believes the Adjusted financial measures for 2006 and 2007, although not indicative of future performance, are useful for comparison against K2’s historical and future operations.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Penn®, Pflueger®, Sevylor® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth® and Brass Eagle® in the Team Sports segment; K2®, Völkl ®, Marker® and Ride® in the Action Sports segment; and Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Penn®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Sevylor®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Volkl®, Worth® and Worr Games® are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to, K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, outcome of material litigation and other risks described in K2’s most recent annual report on Form 10-K, previous quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and K2 does not undertake to update any forward-looking statement.

# # #

(Tables Follow)

K2 INC.

STATEMENTS OF INCOME

(in thousands, except for per share figures)

	Three Months Ended March 31, 2007					Three Months Ended March 31, 2006
	GAAP (a)	Non-GAAP				GAAP (a)	Non-GAAP
	(unaudited)	Adjustments			Adjusted	(unaudited)	Adjustments			Adjusted
Net sales	$372,725	$—			$372,725	$348,071	$—			$348,071
Cost of products sold	249,115	(825)	(b	)	248,290	235,516	—			235,516

Gross profit	123,610	825			124,435	112,555	—			112,555

Selling expenses	69,236	(52)	(c	)	69,184	61,875	—			61,875
General and administrative expenses	40,472	(2,086)	(d	)	38,386	38,073	(1,408)	(d	)	36,665

Operating income	13,902	2,963			16,865	12,607	1,408			14,015

Interest expense	7,169	(425)	(e	)	6,744	7,833	(598)	(e	)	7,235
Other income, net	(687)	—			(687)	(752)	—			(752)

Income before provision (benefit) for income taxes	7,420	3,388			10,808	5,526	2,006			7,532

Provision for income tax expense	2,653	1,071	(f	)	3,729	1,884	684	(f	)	2,568

Net income	$4,767	$2,317			$7,079	$3,642	$1,322			$4,964

Basic shares outstanding	49,387	—			49,387	46,719	—			46,719
Diluted shares outstanding	50,564	5,706	(g	)	56,360	47,397	—			47,397

Basic earnings per share	$0.10	$0.04			$0.14	$0.08	$0.03			$0.11
Diluted earnings per share	$0.09	$0.05			$0.14	$0.08	$0.02			$0.10

Footnotes (in thousands):

(a)	Amounts represent K2’s results for the periods presented in accordance with U.S. generally accepted accounting principles. Amounts presented are unaudited.

(b)	Adjustments represent:

	Q1 2007	Q1 2006
Non-cash amortization expense associated with the increase in fair market values of the inventories of acquired companies	$816	$—
Non-cash compensation expense resulting from restricted stock awards, restricted stock units and stock option expense in accordance with SFAS 123R	9	—

	$825	$—

(c)	Adjustments represent non-cash compensation expense resulting from restricted stock awards and stock option expense in accordance with SFAS 123R.

(d)	Adjustments represent:

	Q1 2007	Q1 2006
Non-cash amortization expense of acquired intangible assets resulting from K2’s acquisition activities	$1,325	$893
Non-cash compensation expense resulting from restricted stock awards, restricted stock units and stock option expense in accordance with SFAS 123R	761	515

	$2,086	$1,408

(e)	Adjustments represent:

	Q1 2007	Q1 2006
Non-cash amortization expense of capitalized debt costs associated with K2’s revolving credit facility, $75 million convertible debentures and senior notes	$425	$547
Non-cash amortization expense of capitalized debt costs associated with K2’s $25 million subordinated convertible debentures	—	51

	$425	$598

(f)	Adjustments due to the difference in GAAP and Adjusted pre-tax income and the difference in GAAP effective tax rate of 35.75% and the Adjusted effective tax rate of 34.5% due to the tax impact of the 2005 non-cash goodwill and impairment charges not being included in Adjusted net income.

(g)	Adjustment due to dilutive impact of assumed conversion of debentures based on Adjusted net income. See Table A.

K2 INC.

SELECTED BALANCE SHEET INFORMATION

(in thousands)

	At March 31,
	2007 (unaudited)	2006 (unaudited)
Cash and cash equivalents	$24,078	$16,400
Accounts receivable, net	351,533	311,837
Inventories, net	405,017	358,686
Accounts payable	109,572	77,238
Total debt	391,280	392,837

Table A

K2 Inc.

Reconciliation of Diluted Shares and Earnings Per Share

(unaudited in thousands, except for per share amounts)

	Three Months Ended March 31,
	2007	2006
GAAP Diluted Share Reconciliation:
Basic shares [A]	49,387	46,719
Dilutive impact of stock options, restricted stock units, warrants, contingently issuable shares and shares in escrow	1,267	678

Diluted shares [B]	50,654	47,397

Net income [C]	$4,767	$3,642

GAAP basic earnings per share = [C] ÷ [A]	$0.10	$0.08

GAAP diluted earnings per share = [C] ÷ [B]	$0.09	$0.08

Adjusted Diluted Share Reconciliation:
Basic shares [D]	49,387	46,719
Dilutive impact of stock options, restricted stock units, warrants, contingently issuable shares and shares in escrow	1,267	678
Dilutive impact of assumed conversion of debentures	5,706	—

Diluted shares [E]	56,360	47,397

Net adjusted income (see Table B) [F]	$7,079	$4,964
Add: Interest component on assumed conversion of debentures, net of taxes	612	—

Net adjusted income adjusted for interest [G]	$7,691	$4,964

Adjusted basic earnings per share = [F] ÷ [D]	$0.14	$0.11

Adjusted diluted earnings per share = [G] ÷ [E]	$0.14	$0.10

Table B

K2 Inc.

Reconciliation of Forecast GAAP to Forecast Adjusted Results

(unaudited in thousands, except for per share amounts)

	Forecast Twelve Months Ended December 31, 2007
	Low	High
Net Sales (a)	$1,460,000	$1,510,000
Operating Income Reconciliation:
GAAP Operating Income (a)	$91,500	$95,100
Add: Amortization of acquired intangibles (b)	7,377	7,377
Non-cash stock compensation expense (c)	4,371	4,371

Adjusted operating income	$103,248	$106,848

Net Income Reconciliation:
GAAP pre-tax income (a)	$60,600	$64,200
Income tax at 35.75% effective tax rate (d)	21,665	22,952

GAAP Net Income (a)	$38,229	$40,542

GAAP pre-tax income (a)	$60,600	$64,200
Add: Amortization of acquired intangibles (b)	7,377	7,377
Non-cash stock compensation expense (c)	4,371	4,71
Amortization of capitalized debt costs (e)	1,700	1,700

Adjusted pre-tax income	$74,048	$77,648
Income tax at 34.5% effective tax rate (d)	25,547	26,789

Adjusted Net Income	$48,501	$50,859

GAAP and Adjusted Basic Shares Outstanding	49,659	49,659
GAAP and Adjusted Diluted Shares Outstanding	56,891	56,891

GAAP Basic earnings per share	$0.78	$0.83
GAAP Diluted earnings per share	$0.73	$0.77

Adjusted Basic earnings per share	$0.98	$1.02
Adjusted Diluted earnings per share	$0.90	$0.94

Footnotes:

(a)	Amounts represent K2’s forecast net sales, operating income, pre-tax income and net income for the periods presented in accordance with U.S. generally accepted accounting principles. Amounts presented are unaudited.
(b)	Adjustment represents the forecast non-cash amortization expense of acquired intangible assets resulting from K2’s acquisition activities including the amortization expense associated with the increase in fair market values of the inventories of acquired companies.
(c)	Adjustment represents the forecast non-cash compensation expense resulting from restricted stock awards, restricted stock units and stock option expense in accordance with SFAS 123R.
(d)	The difference in the GAAP effective tax rate of 35.75% and the Adjusted effective tax rate of 34.5% is due to the tax impact of the 2005 non-cash goodwill and impairment charges not being included in Adjusted net income.
(e)	Adjustment represents the forecast non-cash amortization expense of capitalized debt costs associated with K2’s revolving credit facility, $75 million convertible debentures and senior notes. These capitalized costs are amortized over the term of the related debt.

Use of Adjusted Financial Information

To supplement the actual and forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable periods, K2 also used Adjusted measures of operating income, net income and earnings per share, which are adjusted from the GAAP-based results to exclude certain non-cash costs and expenses. These adjustments are not in accordance with or an alternative for GAAP. These adjustments are provided to enhance an overall understanding of K2’s financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.

The excluded items include certain non-cash costs and expenses associated with K2’s acquisition activities and non-cash stock-based compensation expense associated with restricted stock awards, restricted stock units and stock option awards because K2 management does not believe these expenses are indicative of K2’s core business. Even though such items have occurred in the past and may recur in future periods, they are driven by events that are not directly related to K2’s ongoing core business operations. K2 will continue to exclude such items in its Adjusted results. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.